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                                                                   EXHIBIT 99(A)


SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                        VALUATION AND QUALIFYING ACCOUNTS
                          ALLOWANCE FOR UNCOLLECTIBLES
                             (dollars in thousands)


                              Balance at                                Balance at
                              beginning                   Deductions      end of
                              of period     Additions    (Write-offs)     period
                             -----------   -----------   ------------   ---------
December 31, 2001 .........    $ 7,292      $  14,847      $  6,289      $15,850

December 31, 2000 .........    $ 4,059      $   4,353      $  1,120      $ 7,292

December 31, 1999 .........    $ 1,353      $   7,681      $  4,975      $ 4,059